Exhibit 99.1

Contact

For Media:	For Investors:
Aaron Bedy	Denise Stone
aaron.bedy@bearingpoint.com	denise.stone@bearingpoint.com
(404) 538-5289	(973) 214-9953
NOT For immediate release
BearingPoint Announces Annual Meeting of Stockholders and Recommends Reverse Stock Split to Shareholders for Approval
Company Notified by NYSE of Non-Compliance with Market Capitalization Listing Standard
McLean, Va., Oct. 29, 2008 – BearingPoint, Inc. (NYSE: BE) announced today that it will hold its 2008 Annual Meeting of Stockholders at 10 a.m. on Friday, Dec. 5, 2008, at The Sheraton Premier at Tysons Corner, located at 8661 Leesburg Pike, Vienna, Va.
At the annual meeting, stockholders will be asked to consider and vote on proposals to:
—	Elect three directors to hold office until the 2011 annual meeting of stockholders;

—	Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2008; and

—	Approve an amendment to BearingPoint’s Amended and Restated Certificate of Incorporation that would permit BearingPoint’s Board of Directors to effect, at their discretion, a reverse stock split of BearingPoint’s common stock at a ratio within the range from one-for-ten to one-for-fifty.
To cure BearingPoint’s continuing deficiency in meeting the New York Stock Exchange’s (the “NYSE”) continued listing standard relating to minimum $1 average share price, the Board is seeking approval of the reverse stock split to attempt to return BearingPoint’s share price to a level that will comply with this standard.
BearingPoint also announced that on October 28, 2008, it was notified by the NYSE that it is no longer in compliance with the NYSE’s continued listing standard requiring the Company to maintain a minimum average market capitalization of $100 million over a consecutive 30 trading day period.
BearingPoint remains in communication with the NYSE regarding its efforts to achieve compliance with the NYSE’s continued listing standards.  Given that BearingPoint, to date,

News Release Page 2
has not reached an agreement regarding a sale of all or a portion of its business, BearingPoint’s Board of Directors recently directed its financial advisors to explore the feasibility of restructuring all or a selected series of our convertible debt.
BearingPoint believes that a restructuring of indebtedness or sale of all or part of the company, or combination of the two, is likely to be a necessary condition to achieving near-term compliance with the NYSE’s continued listing standard relating to minimum average market capitalization, and the Company has previously communicated its position to the NYSE.
It is BearingPoint’s intention to cure this deficiency and to submit a plan demonstrating how it intends to comply with this standard.  If its plan is accepted, BearingPoint’s common stock will continue to be listed on the NYSE, subject to ongoing reassessment.  The Company remains committed to proactively pursuing strategic alternatives that could be in the best interests of its shareholders, clients, creditors and employees, and will continue to work directly with the NYSE to make sure they are aware of our plans and our progress.
Regardless of the Company’s continued efforts to regain compliance with the NYSE’s listing standards, the NYSE reserves the right to suspend trading in a company’s securities if it decides the trading price of a company’s securities has become “abnormally low.” If the NYSE were to take such an action against the Company, the Company would have the right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation. Any application to delist the Company’s shares would be pending the completion of applicable procedures, including any appeal by the Company of the NYSE Regulation staff’s decision.
About BearingPoint, Inc.
BearingPoint, Inc. (NYSE: BE) is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in more than 60 countries worldwide. Based in McLean, Va., the firm has approximately 16,000 employees focusing on the Public Services, Commercial Services and Financial Services industries. BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. Our service offerings are designed to help our clients generate revenue, increase cost-effectiveness, manage regulatory compliance, integrate information and transition to “next-generation” technology. For more information, visit the Company’s Web site at www.BearingPoint.com.
Some of the statements in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  These statements are based on our current expectations, estimates and projections.  Words such as “will,” “expects,” “believes,” “intends” and similar expressions are used to identify these forward-looking statements.  These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate.  Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements.  As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. The reasons for these differences include changes that occur in our continually changing business environment, and certain additional factors, including risks relating to the Company's ability to: gain stockholder approval of and effect the proposed reverse stock split; reach agreement regarding a sale of all or a portion of its business; restructure all or a selected series of its convertible debt; effectively pursue other strategic alternatives; regain compliance with the NYSE continued listing standards, including the minimum average share price and minimum average market capitalization standards; maintain a trading price of the Company’s securities that is not considered “abnormally low” by the NYSE; avoid potential delisting from the New York Stock Exchange, as well as the other risk factors included in Item 1A, “Risk Factors” to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in its quarterly reports on Form 10-Q for its 2008 quarterly periods, as filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov. Please refer to these filings for additional information regarding these risks.